EMPLOYMENT AGREEMENT

     This Agreement is made as of the 1st day of December, 1997, between Quest Products Corporation, Inc., a Delaware corporation, with offices at 6900 Jericho Turnpike, Syosset, New York (the "Company") and Burton A. Goldstein, an individual residing at 419 Centre Island Road, Centre Island, New York 11771 (the "Employee").

                                    RECITALS

     The Company desires to secure the services and employment of the Employee on behalf of the Company, and the Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agrees as follows:

          1. EMPLOYMENT. The Company hereby employs the Employee as the Chairman of the Board and Chief Executive Officer of the Company, and the Employee accepts such employment for the term of employment specified in Section 3 below (the "Employment Term"). During the Employment Term, the Employee shall serve as the Chairman of the Board and Chief Executive Officer of the Company, performing such duties as shall be reasonably required of an executive-level employee of the Company, reporting only to the Board of Directors of the Company (the "Board"). In addition, Employee shall have such other powers and perform such other additional executive duties as may from time to time be assigned to him by the Board including:

               (a)  Managing day-to-day operations;

               (b) Hiring and firing of all employees and independent contractors;

               (c)  Managing the marketing and sales of the Company;

               (d) Managing the operations of the company in full conformity with all state and federal laws.

          2. PERFORMANCE. The Employee will serve the Company faithfully and to the best of his ability and will devote such time and energy to his employment as is reasonably necessary to perform his employment duties.

          3. EMPLOYMENT TERM. The Employment Term shall begin on the date of this Agreement and continue for a five (5) year term until December 1, 2002 (the "Employment Term"). Employment during the Employment Term shall be subject to termination only in accordance with the terms of this Agreement. The Employment Term shall be automatically renewable for successive one (1) year terms ("Renewal Term") provided that at the end of the Employment Term and any Renewal Term the Employee is not in breach of this Agreement.

          4. COMPENSATION.

               4.1 Salary. During the Employment Term, and any Renewal Term, the Company shall pay the Employee a base salary at the annual rate of $150,000 per year payable in equal, monthly installments, subject to withholding and other applicable taxes.

               4.2 Accrual of Salary. If at the time required for payment of any of the monthly installments of salary set forth in paragraph 4.1 above, the Company does not have sufficient cash flow to pay the base salary to Employee as set forth above than in such case the Employee agrees that such salary in whole or in part shall be deferred and accrued until such time as the Corporation is reasonably able to pay all or part of the deferred and accrued salary.

               4.3 Bonus Compensation. In addition to the base compensation set forth in paragraph 4.1 above Employee shall be entitled to receive bonus compensation which shall be equal to 10% of the annual consolidated pre-tax profits realized by the Company after the first $750,000 in profits. The $750,000 threshold before calculation of bonus shall be a one time threshold and shall not be included in subsequent bonus calculations once the initial profit threshold is realized by the Company. Notwithstanding this paragraph, total compensation in any given year shall not exceed the sum of $500,000.

               4.4 Stock Options. The Company will grant the Employee options to purchase 7,500,000 shares of its common stock pursuant to a stock option plan to be adopted by the Company. The exercise price of the options shall be [$.03] per share. All such options shall vest immediately. Options must be exercised within 5 years.

               4.5 Additional Benefits. In addition to the other compensation payable to the Employee hereunder, during the Employment Term, the Company shall provide Employee with health, life and disability insurance and with a reasonable monthly allowance for automobile expenses.

          5. EXPENSES. The Employee shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Board of Directors from time to time and upon receipt of appropriate documentation.

          6. AGREEMENT NOT TO COMPETE. The Employee agrees that during the Noncompetition Period (defined below) he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, as an officer, director, consultant, agent, employee, owner, partner, stockholder or otherwise, engage or have a financial interest in any business which competes with the Company or with any affiliate of the Company in the United States; provided, however, that the record of beneficial ownership by the Employee of not more than five percent (5%) of the outstanding publicly traded securities of any class of any such business shall not be deemed to be in violation of this Section 6, provided that the Employee is not an officer, director, consultant, or employee of such business. The "Noncompetition Period" shall mean the period ending three years after the termination of his employment hereunder for any reason, other than a termination upon the expiration of the term of this Agreement and any renewal term. The Employee further agrees that during the Noncompetition Period, except in connection with the performance of services hereunder, he will not in any capacity, either separately, jointly or in association with others, directly or indirectly, solicit or contact with regard to a business competitor of the Company any of the Company's employees, consultants, agents, customers or prospects, as shown by the Company's records, that were employees, consultants, agents, customers or prospects of the Company at any time during the two years immediately preceding termination of employment hereunder or that become such at any time during the Noncompetition Period.

          If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to the duration, scope or geographic area, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law. The Employee expressly agrees that breach of the foregoing would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of this provision, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

          7. SECRET PROCESSES AND CONFIDENTIAL INFORMATION. For the Employment Term and all Renewal Terms and thereafter, (a) the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information which Employee acquires after the effective date of this agreement with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and
     (b) the Employee will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided, however, that the Employee has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which he acquired or possessed before the effective date of this Agreement or which he brought to the Company or which is or hereafter shall become available to the public other than through disclosure by the Employee. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Employee, alone or with others, while an employee of the Company, shall be and become the sole property of the Company, unless released in writing by the Company, and the Employee hereby assigns any and all rights therein or thereto to the Company.

          8. TERMINATION.

               8.1 Termination at End Term. The employment of the Employee hereunder shall automatically terminate at the end of the Employment Term unless renewed by the Employee in writing for a one (1) year Renewal Term, at least sixty (60) days prior to expiration of the Employment Term or a Renewal Term.

               8.2 Termination by the Company with Cause. The Company shall have the right at any time to terminate with Employee's employment hereunder upon the occurrence of any of the following (any such termination being referred to as a termination for "Cause"):

                    8.2.1 the commission by the Employee of any embezzlement or other deliberate and premeditated act of dishonesty against the financial or business interest of the Company;

                    8.2.2 the habitual drug addiction or habitual intoxication of the Employee;

                    8.2.3 the conviction by the Employee of, or the pleading by the Employee of nolo contendere to, a felony;

                    8.2.4 the unreasonable and willful failure or refusal of the
               Employee to perform his material duties hereunder, which failure or refusal is not cured within ten (10) days subsequent to notice from the Company to the Employee specifying the nature of such failure or refusal; or

                    8.2.5 the breach by the Employee of any terms of this
               Agreement, which breach is not cured within ten (10) days subsequent to notice from the Company to the Employee specifying such breach.

               8.3 Termination Upon Death or Disability. The Employee's employment hereunder shall automatically terminate upon the Employee's death or his inability to perform his duties hereunder by reason of any mental, physical or other disability for a period of at least six
          (6) consecutive months, as determined by a qualified physician.

          9. EFFECT OF TERMINATION OF EMPLOYMENT.

          For Cause; Resignation; Death or Disability. If the Employee's employment is termination for Cause (pursuant to Section 8.2), if the Employee's employment is terminated by the death or disability of the Employee (pursuant to Section 8.2) the Employee's base salary and other benefits specified in Sections 4.1 and 4.3 shall cease at the time of such termination.

          10. Insurance. The Company may purchase insurance on the life of the Employee (Key Man Insurance) and, if it does so, the Employee shall cooperate fully by performing all the requirements of the life insurer which are necessary conditions precedent to the insurance of the life insurance policy issued by it.

          11. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

          If to the Employee: Burton A. Goldstein
                              419 Centre Island Road Centre
                              Island, New York 11771

          If to the Company:  Quest Products Corporation
                              6900 Jericho Turnpike, Suite 300W
                              Syosset, New York 11791

          With a copy to:     Alfred R. Fabricant, Esq.
                              Fabricant & Yeskoo LLP
                              535 Fifth Avenue
                              New York, New York 10017

          12. GENERAL.

               12.1 Governing Law. The terms of this Agreement shall be governed by and construed under the laws of the State of New York without regard to its principles of conflicts of laws.

               12.2 Assignability. The Employee may not assign his interest in or delegate his duties under this Agreement.

               12.3 Enforcement Costs. In the event that either the Company or the Employee initiates an action or claim to enforce any provision or term of this Agreement, the costs and expenses (including attorney's fees) of the prevailing party shall be paid by the other party, such party to be deemed to have prevailed if such action or claim is concluded pursuant to a court order or final judgment which is not subject to appeal, a settlement agreement or dismissal of the principle claims.

               12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

               12.5 Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

               12.6 Duration. Notwithstanding the term of employment hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

     IN WITNESS WHEREOF, the parties hereto, intended to be legally bound, have hereunto executed this Agreement the day and year first written above. COMPANY:
Quest Products Corporation a New York corporation


                                        BY:

                                        NAME:

                                        TITLE:

                                        EMPLOYEE:

                                        /S/: Burton A. Goldstein